UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           July 1, 2009
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure

On July 1, 2009, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) announced that it has completed the previously announced redemption of all of its outstanding zero coupon subordinated Liquid Yield Option™ Notes due 2021 (LYONs) and $369.1 million principal amount at maturity of its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes), equaling fifty percent (50%) of the principal amount at maturity outstanding of the Zero Coupon Notes. The total cash used for these redemptions was approximately $289 million. As a result of certain holders of the Zero Coupon Notes electing to convert their Zero Coupon Notes, the Company also issued 432,787 additional shares of common stock.

At March 31, 2009, LabCorp had an aggregate of $576.3 million of accreted principal amount outstanding of the LYONs and of the Zero Coupon Notes. As a result of the redemptions, LabCorp reduced the outstanding accreted principal amount of this convertible debt by approximately $289.6 million, leaving approximately $286.7 million in accreted principal amount, or $369.1 million of principal amount at maturity, of the Zero Coupon Notes outstanding.

Exhibits

99.1 Press Release dated July 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings (Registrant)
Date: July 1, 2009	By:	/s/F. Samuel Eberts III
F. Samuel Eberts III, Chief Legal Officer and Secretary